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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] Subject to Section 16.  Form 4                                                                      |Expires: January 31, 2005 |
    or Form 5 obligations may continue.                                                                 |Estimated average burden  |
    See instruction 1(b).                                                                               |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person(s)  |
|                                        |                                                |   to Issuer (Check all Applicable)     |
|   Mary A. Erickson                     |   Golden Eagle International, Inc. (MYNG)      |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3. IRS Identification. |4. Statement for        |    Officer            X  Other         |
|                                        |   Number of Reporting |   Month/Day/Year       |---(give title below) ---(Specify below)|
|                                        |   Person, if an entity|                        |                                        |
|   10901 Parker Vista Road              |   (Voluntary)         |   2-27-03              |    Could be considered 10% shareholder |
|                                        |                       |                        |    in aggregate with family trusts.    |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5. If Amendment, Date of|7. Individual or Joint/Group Filing     |
|                                        |                       |   Original (Month/Day/ |   (Check Applicable Line)              |
|   Parker  CO   80138                   |                       |   Year)                |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security   |2.Transac-  |2A. Deemed|3.Trans. |4.Securities Acquired (A) or  |5.Amount of      |6.    |7.Nature of      |
|  (Instr. 3)          |  tion Date |Execution |  action |  Disposed of (D)             |  Securities     |Owner.|  Indirect       |
|                      |(Mon/Day/Yr)|Date, if  |  Code   |                              |  Beneficially   |ship  |  Beneficial     |
|                      |            |any (Mon/ |(Instr.8)|  (Instr. 3, 4, & 5)          |  Owned following|Form  |  Ownership      |
|                      |            |Day/Yr    |---------|------------------------------|  Reported trans-|(D) or|  (Instr. 4)     |
|                      |            |          |Code| V  |               |(A) |         |  action(s)      |(I)   |                 |
|                      |            |          |    |    |     Amount    |(D) |  Price  |  (Instr. 3 & 4) |(In.4)|                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------| ----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|-----------------------------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
| Common               | 2-27-2003  | 2-27-2003| S  |    | 21,000        | D  | $.1917  | 20,500,000      |  D   |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                      (Over)


                                            Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.







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------------------------------------------------------------------------------------------------------------------------------------

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|(Instr. 3)|Price of|Date  |any (mon/|Instr.8 |Acquired (A) or  |Expiration  |  (Instr. 3 & 4)  |(Instr5)|Securities|of |Beneficial|
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|Ownership|
|          |tive    |(Month|         |        |(Instr. 3, 4 & 5)|(Month/Day/ |                  |        |cially    |Sec.|(Instr.4)|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |following |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |reported  |or  |         |
|          |        |      |         |--------|-----------------|Exer-|Expira| Title  |Number of|        |trans.    |Ind.|         |
|          |        |      |         |Code| V |   (A)   |    (D)|cis- |tion  |        |Shares   |        |(Instr. 4)|(I) |         |
|          |        |      |         |    |   |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

Explanation of Responses:









           /s/ M. A. Erickson                                                          2-28-03
           ----------------------------------------------                          ----------------------
             **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.






















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